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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): December 9, 1994


                       ATLANTIC SOUTHEAST AIRLINES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     GEORGIA                   0-11097                 58-1354495
- ----------------           ---------------          ------------------
(State or other            (Commission file         (I.R.S. Employer
jurisdiction of                number)             Identification No.)
incorporation)

100 Hartsfield Centre Parkway Suite 800, Atlanta, Georgia      30354
- ---------------------------------------------------------   ----------
        (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code      (404) 766-1400
                                                        --------------
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Item 5. Other Events.

         At approximately 3:00 p.m., Eastern Standard Time, Friday, December 9, 1994, the Federal Aviation Administration ("FAA") issued an Airworthiness Directive prohibiting all ATR-42 and ATR-72 aircraft from flight into forecast or reported "icing conditions" (the "December 9, 1994, Airworthiness Directive").

         Atlantic Southeast Airlines, Inc. (the "Company") currently operates 12 ATR-72 aircraft (the "ATRs") from its hubs in Dallas/Fort Worth (8 aircraft) and Atlanta (4 aircraft). The ATR-72 is a 66 passenger aircraft, powered by two Pratt & Whitney turbo-prop engines, and is built by Avions de Transport Regionale, a joint enterprise involving Alenia-Aeritalia & Selenia S.P.A., an Italian aircraft manufacturer, and Aerospatiale Societe Nationale Industrielle, a French aircraft manufacturer. The Company accepted delivery of eight new ATR-72 aircraft during the second and third quarters of 1993 and accepted delivery of four additional ATR-72 aircraft in the second quarter of 1994.

         As of December 14, 1994, the Company's operating fleet consisted of 83 turbo-prop airplanes, including the 12 ATRs. The rest of the Company's operating fleet is comprised of 60 aircraft that seat 30 passengers each and 11 aircraft that seat 15 passengers each. Prior to the issuance of the December 9, 1994, Airworthiness Directive, the ATRs generated approximately 30 percent of the scheduled available seat miles ("ASMs") flown by the Company's aircraft.

         The Company is complying with the December 9, 1994, Airworthiness Directive. After the release of the December 9, 1994, Airworthiness Directive, the Company determined that it would assess forecast and reported weather conditions, in conjunction with customer service concerns and other relevant factors, and decide whether any or all scheduled operations of ATR-72 aircraft must be cancelled to comply with the December 9, 1994, Airworthiness Directive.

         The implementation of the December 9, 1994, Airworthiness Directive could have a material adverse effect on the Company's operations.
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                          ATLANTIC SOUTHEAST AIRLINES, INC.


                                          By:/s/ John W. Beiser
                                             -----------------------------------
                                             John W. Beiser, President

December 14, 1994